EXHIBIT 10.2

SERVICE AGREEMENT BETWEEN

IBERDROLA USA MANAGEMENT CORPORATION

AND IBERDROLA USA, INC.

This Service Agreement is made and entered into this 1st day of January 2014 by and between Iberdrola USA Management Company (“Service Company”) and Iberdrola USA, Inc. (“Affiliate Company”).

WITNESSETH

WHEREAS, the Service Company was organized as a wholly-owned subsidiary service company of Iberdrola USA Networks, Inc., a subsidiary of Iberdrola USA, Inc., based upon authorization from the Securities and Exchange Commission (“SEC”) in accordance with the requirements of Section 13(b) of the Public Utility Holding Company Act of 1935 (“35 Act”); and

WHEREAS, the Energy Policy Act of 2005 (“EPAct 2005”) repealed the 35 Act and the Service Company now conducts business in accordance with applicable provisions of EPAct 2005, including but not limited to the Public Utility Holding Company Act of 2005 and the regulations of the Federal Energy Regulatory Commission (“FERC”); and

WHEREAS, Affiliate Company is a subsidiary company of Iberdrola USA, Inc. and an associate of Affiliate Company; and

WHEREAS, Service Company and Affiliate Company have entered into this Service Agreement whereby Affiliate Company agrees to provide and Service Company agrees to accept and pay for various services as provided herein at cost, with cost determined in accordance with applicable rules and regulations under the Act, which require Service Company to fairly and equitably allocate costs among all associate companies to which it renders services (collectively, the “Client Companies”), including Affiliate Company.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties to this Service Agreement covenant and agree as follows:

ARTICLE I - SERVICES

Section 1.1 Affiliate Company shall furnish to Service Company, as requested by Service Company, upon the terms and conditions hereinafter set forth, such of the services described in Appendix A hereto, at such times, for such periods and in such manner as Service

Company may from time to time request and that Affiliate Company concludes it is able to perform. Affiliate Company shall also provide Service Company with such special services, so long as such special services do not materially add to those services described in Appendix A hereto, as may be requested by Service Company and that Affilate Company concludes it is able to perform. In supplying such services, Affiliate Company may arrange, where it deems appropriate, for the services of such experts, consultants, advisers, and other persons with necessary qualifications as are required for or pertinent to the provision of such services.

Section 1.2 Service Company shall take from Affiliate Company such of the services described in Appendix A, and such additional general or special services, as limited by subsection 1.1 hereof, as are requested from time to time by Service Company and that Affiliate Company concludes it is able to perform.

Section 1.3 The cost of the services described herein or contemplated to be performed hereunder shall be directly assigned, distributed or allocated by activity, project, program, internal order or other appropriate basis. Service Company shall have the right from time to time to amend or alter any activity, project, program or internal order provided that (i) any such amendment or alteration that results in a material change in the scope of the services to be performed or equipment to be provided is agreed to by Affiliate Company, (ii) the cost for the services covered by the activity, project, program or internal order shall include any expense incurred by Affiliate Company as a direct result of such amendment or alteration of the activity, project, program or internal order, and (iii) no amendment or alteration of an activity, project, program or internal order shall release Service Company from liability for all costs already incurred by or contracted for by Affiliate Company pursuant to the activity, project, program or internal order, regardless of whether the services associated with such costs have been completed.

Section 1.4 Affiliate Company shall determine in its sole discretion whether and how to maintain a staff trained and experienced in the services described in Appendix A.

ARTICLE II – COMPENSATION

Section 2.1 As compensation for the services to be rendered hereunder, Service Company shall pay to Affiliate Company all costs that reasonably can be identified and related to particular services performed by Affiliate Company for or on its behalf. The methods for assigning or allocating Affiliate Company costs to Service Company, as well as the method for Service Company to allocate costs to other associate companies, are set forth in Appendix A.

Section 2.2 It is the intent of this Service Agreement that charges for services shall be distributed, to the extent possible, based upon direct assignment. Other amounts incurred to provide services requested by Service Company after direct assignment may be allocated using the methods identified in Appendix A. The method of assignment or allocation of cost shall be subject to review by the Service Company annually, or more frequently if appropriate. Such method of assignment or allocation of costs may be modified or changed by the Service Company without the necessity of an amendment to this Service Agreement; provided that, in each instance, all services rendered hereunder shall be at actual cost thereof, fairly and equitably assigned or allocated, all in accordance with the requirements of the Act and any orders promulgated there under. The Service Company shall review with the Affiliate Company any proposed material change in the method of assignment or allocation of costs hereunder and the parties must agree to any such changes before they are implemented.

Section 2.3 Affiliate Company shall render a monthly report to Service Company that shall reflect the information necessary to identify the costs charged for that month in accordance with the Uniform System of Accounts for Mutual and Subsidiary Service Companies. Service Company shall remit to Affiliate Company all charges billed to it within 30 days of receipt of the monthly report. Any amounts not paid by the due date will be subject to a late charge of .5 % per month until the remittance is received.

Section 2.4 It is the intent of this Service Agreement that the payment for services rendered by Affiliate Company to Service Company under this Service Agreement shall cover the costs of providing the services requested including, but not limited to, salaries and wages, office supplies and expenses, outside services employed, property insurance, injuries and damages, employee pensions and benefits, miscellaneous general expenses, rents, maintenance of structures and equipment, depreciation and amortization, and compensation for use of capital as permitted by applicable laws and regulations.

Section 2.5 Affiliate Company and Service Company agree that the amount of compensation to be paid by Service Company hereunder is subject to the review and determination of the regulatory commission of the appropriate jurisdiction.

ARTICLE III- TERM

This Service Agreement shall become effective as of the date first written above, subject only to the receipt of any required regulatory approvals from any State regulatory commission with jurisdiction over Service Company, and shall continue in force until terminated by Affiliate Company or Service Company, upon not less than 90 days prior written notice to the other party. This Service Agreement shall also be subject to termination or modification at any time, without notice, if and to the extent performance under this Service Agreement may conflict with the Act or with any rule, regulation or order of the FERC or any State regulatory commission with jurisdiction over Service Company adopted before or after the date of this Service Agreement.

ARTICLE IV - MISCELLANEOUS

Section 4.1 All accounts and records of Service Company shall be kept in accordance with applicable rules and regulations promulgated by the FERC, in particular, the Uniform System of Accounts for Centralized Service Companies in effect from and after the date hereof.

Section 4.2 New direct or indirect subsidiaries of Iberdrola USA, Inc., which may come into existence after the effective date of this Service Agreement, may become additional associate companies of Service Company and subject to a service agreement with Service Company or the Affiliate Company. The parties hereto shall make such changes in the scope and character of the services to be rendered and the method of assigning, distributing or allocating costs of such services as specified in Appendix A, subject to the requirements of Section 2.2, as may become necessary to achieve a fair and equitable assignment, distribution, or allocation of Service Company costs among all associate companies including the new subsidiaries.

Section 4.3 Affiliate Company shall permit Service Company access to its accounts and records including the basis and computation of allocations.

Section 4.4 Affiliate Company shall at all times keep confidential all information disclosed to it by Service Company in the performance of this Service Agreement regardless of whether it was stated to be confidential or not, except where required by law.

Section 4.5 If one Party (the “Pursuing Party”) gives notice to the other Party (the “Defending Party”) that there exists between them a dispute or difference arising out of or in connection with this Service Agreement (a “Dispute”) the Parties agree to use reasonable endeavors to negotiate the resolution of the Dispute. If they are unable to resolve the Dispute within twenty-one days from the original notice, both Parties shall refer the Dispute to its Board with a view to the Dispute being resolved by agreement between the directors of the Boards of the Pursuing Party and the Defending Party. If the Director’s are unable to resolve the Dispute within twenty-one days from the date of referral, provided that Service Company and Client Company are both at that time members of the IBERDROLA Group, then both Parties shall refer the Dispute to an executive director as nominated by a chief executive of IBERDROLA.

Section 4.6 Each party shall conduct itself in accordance with the highest ethical standards and principles as set forth in the Code of Ethics of Iberdrola, S.A. (“Code of Ethics”) and the Iberdrola USA Annex to the Code of Ethics (“Annex”) in connection with it’s performance under this Service Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Service Agreement to be executed as of the date and year first above written.

IBERDROLA USA MANAGEMENT CORP.

BY:	/s/ Jose Maria Torres
Name:	Jose Maria Torres
Title:	Vice President and Chief Financial Officer

BY:	/s/ Robert P. Fitzgerald, Jr.
Name:	Robert P. Fitzgerald, Jr.
Title:	Assistant Controller

The undersigned Affiliate Company requests all services described in Appendix A and listed in the Internal Order Summary from Service Company. Services will begin January 1, 2014.

IBERDROLA USA, INC.

BY:	/s/ Robert D. Kump
Name:	Robert D. Kump
Title:	President and Chief Executive Officer

BY:	/s/ R. Scott Mahoney
Name:	R. Scott Mahoney
Title:	Director and Secretary

Appendix A

Description of Services to be Provided in Accordance with the

Iberdrola USA Management Corporation Determination of

Charges for Such Services to the Client Companies

This document sets forth the methodologies used to accumulate the costs of services performed by Affiliate Company (“Affiliate Company”) and to assign or allocate such costs to associate companies within Iberdrola USA, Inc. (“Client Companies”).

Description of Services

A description of each of the services performed by Affiliate Company, which may be modified from time to time, is presented below.

1.	Accounting Services such as establishing accounting policies, the maintenance of books and records, corporate financial consolidation, preparation of financial reports, annual capital and operating plan preparation (on a per company and corporate basis), fixed asset accounting, and compliance with applicable laws and regulations.

2.	Audit Services include the management of an entity-wide framework of corporate controls.

3.	Corporate Planning Services include the preparation of corporate plans, budgets and financial forecasts, monitoring trends and evaluating business opportunities.

4.	Executive Services include general and administrative management and strategic planning.

5.	Finance and Treasury Services include the coordination of activities relating to securities issuances, monitoring capital markets, cash management, bank reconciliation and administering insurance programs, and tax services for the coordination of income, property and revenue tax compliance and tax accounting.

6.	Governmental Affairs Services include monitoring, reviewing and researching legislation and lobbying government officials.

7.	Accounts Payable Services include the accurate and timely payment of invoices and employee expense reports, allocation of expenses to the proper general ledger accounts, production of annual reports to the IRS, maintenance of vendor information and source documents, processing checks and wire transfers, and performing bank reconciliations.

8.	Human Resources Services include the establishment and administration of employee policies, the supervision of compliance with legal requirements in the areas of employment, compensation, benefits and employee health, welfare, and safety and contract negotiation and relations management with labor unions; and employee performance management program. May also maintain the employee master files relating to each employee as well as manage recruiting, training, and promotions.

9.	Corporate Security Services include the establishment of a security program and entity-wide governance framework to manage, oversee and assist the organization in meeting its corporate, legal, and regulatory responsibilities with regard to the protection of cyber, physical and information assets.

10.	Payroll Services include the supervision and coordination of the calculations, records and control requirements necessary to generate payment of employee salaries and wages and to maintain relevant employee information.

11.	Records Retention Services include coordinating and maintaining a program for ensuring safe on- and off-site records retention in accordance with applicable regulations.

12.	Regulatory Management Services include coordination of the Client Companies’ rates and regulatory economics departments including rate-related compliance matters.

13.	Legal Services include the coordination and direction of law and regulatory departments, legal support for all of the Client Companies, including managing litigation, contract review and negotiations and participating in state and federal regulatory proceedings.

14.	Other Corporate Support Services may include corporate communications services.

15.	Transmission and Supply Services include activities related to the coordination and direction of electric and/or gas transmission, storage, and supply functions.

16.	Distribution Operation Services include activities related to the coordination and direction of electric and/or gas distribution operation functions.

17.	Information Technology Services include centralized information technology services for the Client Companies such as Data Center Operations, IS Networking and Telecommunications systems operations and maintenance, software applications development and maintenance, technology development, end user support, and printing and mailing of utility customer bills.

18.	Supply Chain Services include centralized purchasing services such as procurement of materials and supplies, fleet services, contract administration and materials management for the Client Companies.

19.	Customer Services include call center operations including responding to Client Companies’ customer calls, customer billing, accounts receivable, credit and collections services, customer satisfaction monitoring and management of low income programs.

20.	Engineering Services include centralized customary engineering services including design engineering, general engineering, construction engineering and GIS technology development, meter services and testing and operations.

21.	Commodity Planning Service includes coordination and direction of gas or electric supply planning and procurement at utility or non-utility companies.

Affiliate Company accounting, billing and cost allocation methods utilize the “Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies” and are structured so as to comply with the FERC standards for service companies in registered holding-company systems.

Cost Assignment

Affiliate Company maintains an accounting system that enables costs to be identified by Internal Order (I/O) number. These I/O numbers will indicate whether the cost is a direct charge or the result of an allocated charge. The primary inputs to the accounting system are time reports, accounts payable invoices and journal entries. Charges for labor are calculated using the employees’ hourly rate. All Affiliate Company employees will maintain a record of their time. Employees will utilize separate internal orders to record their activities, including the services provided directly to Client Companies. All employees will charge their time on a daily basis using designated increments. The time sheets will be reviewed and approved by department supervisors. The wages of those employees, such as administrative assistants and secretaries, who generally assist employees who provide services directly to system companies, will be allocated based on the allocation of the wages of the employees they assist. Time records will be maintained for three years. Indirect attributable costs are charged to the services performed in proportion to the directly assigned costs or other appropriate cost allocations.

Costs will be accumulated by internal order number and assigned as follows:

1.	Costs accumulated in an internal order number for services specifically performed for a single Client Company will be directly assigned or billed to that Client Company.

2.	Costs accumulated in an internal order number for services specifically performed for two or more Client Companies will be distributed among those Client Companies using methods determined on a case-by-case basis consistent with the nature of the work performed and on one of the allocation methods described below.

3.	Costs accumulated in an internal order number for services of a general nature, which are applicable to all Client Companies, will be allocated among all Client Companies, including the holding company, and billed to them using the global allocation factor.

Cost Allocation

Affiliate Company uses cost allocation methods designed to fully distribute costs. Affiliate Company’s cost allocation methodology is comprised of the following three steps:

1.	To “direct charge” all labor, materials and other expenses to Client Companies whenever feasible.

2.	To allocate directly attributable costs to Client Companies based upon a measurable cost causing relationship, i.e., payroll department costs are allocated on the number of employees for each Client Company.

3.	To allocate indirectly attributable costs that are common to all Client Companies, including the holding company, using the global allocation factor taking into consideration the relative size of each Client Company with regards to gross revenues, gross payroll expense and plant.

Costs that can be directly attributed to direct charges are allocated in proportion to the direct charges or other appropriate cost allocations. For example, direct labor charged to prepare testimony for a specific utility not only includes the direct payroll charge (the hourly rate times the hours reported) but also includes the cost of that individual’s proportional payroll overhead cost, and such other overheads as common asset usage, occupancy charges and management overhead charges (commonly referred in aggregate as an Administrative and General Overhead).

General and administrative costs that are not associated with a specific, identifiable, causal relationship are pooled and allocated to all system companies, including the holding company.

Allocation Methods

Allocations related to Direct Labor Charges

The following allocations will be applied to the Direct Labor Charges:

Payroll Overhead Charge will be calculated to recover costs associated with labor, such as pension, benefits, lost time and payroll taxes. The payroll overhead costs will be charged to Client Companies based on direct labor charges. The rate is computed by dividing the annual payroll overhead expenses by the annual base labor dollars.

Other Allocations applied to Direct Labor Charges will consist of the following:

1.	Common Asset Usage Overhead:

The Common Asset Usage Overhead allocates the cost of furniture and desktop equipment (including PC’s) used by Service Company. The rate is calculated by dividing the economic carrying costs of the assets by the total actual labor dollars of employees using those assets. This overhead is directly applied to all Service Company labor charged or allocated to Client Companies.

2.	Occupancy Overhead:

The Occupancy Overhead allocates costs related to the workspace occupied by Service Company employees. The rate is calculated by dividing the economic carrying costs for the buildings by the total actual labor dollars of employees working in those buildings. This overhead is directly applied to all Service Company labor charged or allocated to Client Companies.

3.	Management Overhead:

This overhead represents the management cost of a function within Service Company. It is based on the ratio of Service Company supervisory wages to all other wages. This fixed rate is applied to all direct labor charged to Client Companies.

An Alternative Allocation Applied to Direct Labor Charges or Other Direct Charges

An alternative allocation applied to direct labor charges or other direct charges is commonly referred to as an Administrative and General Support Adder. This overhead is a general overhead used in place of other specific administrative and general support overheads and is added to total costs of client services. The purpose is to recover indirect administrative and general expenses incurred and not otherwise charged directly to Client Companies for certain activities. The adder also includes expenses associated with office facilities, including furniture and office equipment, used in performing these administrative functions.

Allocations related to Distributed Services

The following ratios will be used to allocate costs for services not directly assigned but pooled and allocated based on a causal measurement:

Number of Employees Ratio – Based on the number of employees benefiting from the performance of a service. This ratio will be determined annually based on actual count of applicable employees at the end of the previous calendar year and may be adjusted periodically due to a significant change.

Accounts Payable Ratio - Based on the number of invoices processed for each of the specific Client Companies. This ratio is determined annually based on the actual count of invoices at the end of the previous calendar year and may be adjusted periodically due to a significant change.

Number of Customers Ratio – Based on the number of customers at each Client Company benefiting from the performance of a service. This ratio will be determined annually based on the average annual customer count and may be adjusted periodically due to a significant change.

Global Allocation Factor – This formula will be determined annually based on the average of gross plant (original plant in service), gross payroll charges (salaries and wages, including overtime, shift premium and lost time, but excluding pension, payroll taxes and other employee benefits) and gross revenues during the previous calendar year and may be adjusted for any known and reasonable quantifiable events or at such time as may be required due to significant changes. This formula is commonly referred to as the Massachusetts Formula.

Regulated Global - 8 Allocation Factor – This formula is derived through utilization of the same data as the global allocation noted above, but it is limited to data of the eight regulated utility affiliates only. The eight utility companies include NYSEG, CMP, SCG, CNG, RGE, BGC, MNG, and NHGC.

Regulated Global – 6 Allocation Factor – This formula is derived through utilization of the same data as the Regulated Global – 8 allocation factor above, but it is limited to data of the following six utility subsidiaries: NYSEG, CMP, SCG, CNG, RGE, and BGC.

Regulated Global – 5 Allocation Factor – This formula is derived through utilization of the same data as the Regulated Global – 8 allocation factor above, but it is limited to data of the following five utility subsidiaries: NYSEG, CMP, SCG, CNG, and RGE.

Regulated Global – 4 Allocation Factor – This formula is derived through utilization of the same data as the Regulated Global – 8 allocation factor above, but it is limited to data of the following four utility subsidiaries: NYSEG, CMP, SCG, and CNG.

Commodity – Energy Supply Transaction System Allocation Factor – This formula is used to allocate the cost of management of the Energy Supply Transaction System to all Client Companies that benefit from this system. The formula is derived through utilization of the gas and/or electric supply costs of the Client Companies and reflects the proportion of such costs occurring between these entities.

Commodity - Global Allocation Factor – This formula is used to allocate the cost of commodity planning, procurement, and sale when the service is applicable to or benefits all Client Companies, regardless of whether they are a gas, electric, or combined company. The formula is derived through utilization of the gas and/or electric supply costs of the Client Companies and reflects the proportion of such costs occurring between these entities.

Commodity - Regulated Gas Allocation Factor – This formula is used to allocate costs for gas commodity planning, procurement and sale for regulated gas utility Client Companies. The formula is derived through utilization of the gas supply costs of the regulated gas utility affiliates and reflects the proportion of such costs occurring between these entities.

Electric Allocation Factor – This formula is used to allocate costs for the coordination and direction of electric transmission issues for the benefit of regulated electric utility Client Companies and departments. The formula is derived through utilization of the same data as the global allocation noted above, but it is limited to data of electric operating companies or departments.